Exhibit 6.1

LOAN AGREEMENT

Loan No. 6723108386

This LOAN AGREEMENT (this "Agreement") is entered into as of August 8, 2022, between CALTIER FUND I LP, a Delaware limited partnership, with its chief executive office located at 6540 Lusk Boulevard, San Diego, CA 92121 (the "Borrower") and Velocity Commercial Capital, LLC, a California Limited Liability Company, with an address of 30699 Russell Ranch Road, Suite 295, Westlake Village, CA 91362 ("Lender").

FOR VALUE RECEIVED, and in consideration of the granting by Lender of financial accommodations to or for the benefit of the Borrower, including without limitation respecting the Obligations (as herein defined), the Borrower represents to and agrees with Lender, as of the date hereof and as of the date of each loan, credit and/or other financial accommodation, as follows:

1. Definitions

1.1	Definitions. The following definitions shall apply:

(A)	"Code" shall mean the Uniform Commercial Code of California as amended from time to time.
(B)	"Obligation(s)" shall mean, without limitation, all loans, advances, indebtedness, notes, liabilities and amounts, liquidated or unliquidated, owing by the Borrower to Lender at any time, of each and every kind, nature and description, whether arising under this Agreement or otherwise, and whether secured or unsecured, direct or indirect (that is, whether the same are due directly by the Borrower to Lender; or are due indirectly by the Borrower to Lender as endorser, guarantor or other surety, or as a borrower under obligations due third persons which have been endorsed or assigned to Lender, or otherwise), absolute or contingent, due or to become due, now existing or hereafter arising or contracted, including, without limitation, payment when due of all amounts outstanding respecting any of the Loan Documents. Said term shall also include all interest and other charges chargeable to the Borrower or due from the Borrower to Lender from time to time and all costs and expenses referred to in this Agreement.
(C)	"Person" or "party" shall mean individuals, partnerships, corporations, limited liability companies and all other entities.

All words and terms used in this Agreement other than those specifically defined herein shall have the meanings accorded to them in the Code.

2. The Loan

2.1	Loan. Subject to the terms and conditions of this Agreement, Lender hereby agrees to make a loan to CALTIER FUND I LP in the original principal amount of Six hundred thousand and 00/100 dollars ($600,000.00) (the "Loan"). The Loan shall be evidenced by that certain Term Note, of even date herewith (the "Note") by CALTIER FUND I LP in favor of Lender in the original principal amount of Six hundred thousand and 00/100 dollars ($600,000.00). This Agreement, the Note, and any and all other documents, amendments or renewals executed and delivered in connection with any of the foregoing are collectively hereinafter referred to as the "Loan Documents".

3. REPRESENTATIONS AND WARRANTIES

3.1	Organization and Qualification. Borrower is a duly formed and validly existing limited partnership under the laws of the State of its formation, with the exact legal name set forth in the first paragraph of this Agreement. Borrower is in good standing under the laws of said State, has the power to own its property and conduct its business as now conducted and as currently proposed to be conducted, and is duly qualified to do business under the laws of each state where the nature of the business done or property owned requires such qualification.

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3.2	Related Parties. Borrower has no interest in any entities, and the Borrower has never consolidated, merged or acquired substantially all of the assets of any other entity or person.

3.3	Partnership Records. Borrower's Partnership Agreement and all amendments thereto have been duly filed (if required) and are in proper order. All outstanding limited partnership interests issued by Borrower were and are properly issued and all books and records of the Borrower, including but not limited to its minute books and books of account, are accurate and up to date and will be so maintained.

3.4	Title to Properties; Absence of Liens. Borrower has good and clear record and marketable title to all of its properties and assets, and all of its properties and assets are free and clear of all mortgages, liens, pledges, charges, encumbrances and setoffs.

3.5	Places of Business. Borrower's chief executive office is correctly stated in the preamble to this Agreement, and Borrower shall, during the term of this Agreement, keep Lender currently and accurately informed in writing of each of its other places of business, and shall not change the location of such chief executive office or open or close, move or change any existing or new place of business without giving Lender at least thirty (30) days prior written notice thereof.

3.6	Valid Obligations. The execution, delivery and performance of the Loan Documents have been duly authorized by all necessary partnership action and each Loan Document represents a legal, valid and binding obligation of Borrower and is fully enforceable according to its terms, except as limited by laws relating to the enforcement of creditors' rights.

3.7	Name and Public Organic Record. Borrower's name printed on the signature page hereof is the Borrower's name as shown on Borrower's most recent public organic record. Borrower will not change its name as reflected on its public organic record without providing Lender at least a 30 day written notice thereof.

3.8	Conflicts. There is no provision in Borrower's organizational or charter documents, if any, or in any indenture, contract or agreement to which Borrower is a party which prohibits, limits or restricts the execution, delivery or performance of the Loan Documents.

3.9	Governmental Approvals. The execution, delivery and performance of the Loan Documents does not require any approval of or filing with any governmental agency or authority.

3.10	Litigation, etc. There are no actions, claims or proceedings pending or to the knowledge of Borrower threatened against Borrower which might materially adversely affect the ability of Borrower to conduct its business or to pay or perform the Obligations.

3.11	Taxes. The Borrower has filed all Federal, state and other tax returns required to be filed (except for such returns for which current and valid extensions have been filed), and all taxes, assessments and other governmental charges due from the Borrower have been fully paid. The Borrower has established on its books reserves adequate for the payment of all Federal, state and other tax liabilities (if any).

3.12	Use of Proceeds. No portion of any loan is to be used for (i) the purpose of purchasing or carrying any "margin security" or "margin stock" as such terms are used in Regulations U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. 221 and 224 or (ii) primarily personal, family or household purposes.

3.13	Environmental. As of the date hereof neither the Borrower nor any of Borrower's agents, employees or independent contractors (1) have caused or are aware of a release or threat of release of Hazardous Materials (as defined herein) on any of the premises or personal property owned or controlled by Borrower ("Controlled Property") or any property abutting Controlled Property ("Abutting Property"), which could give rise to liability under any Environmental Law (as defined herein) or any other Federal, state or local law, rule or regulation; (2) have arranged for the transport of or transported any Hazardous Materials in a manner as to violate, or result in potential liabilities under, any Environmental Law; (3) have received any notice, order or demand from the Environmental Protection Agency or any other Federal, state or local agency under any Environmental Law; (4) have incurred any liability under any Environmental Law in connection with the mismanagement, improper disposal or release of Hazardous Materials; or (5) are aware of any inspection or investigation of any Controlled. Property or Abutting Property by any Federal, state or local agency for possible violations of any Environmental Law.

To the best of Borrower's knowledge, neither Borrower, nor any prior owner or tenant of any Controlled Property, committed or omitted any act which caused the release of Hazardous Materials on such Controlled Property which could give rise to a lien thereon by any Federal, state or local government. No notice or statement of claim or lien affecting any Controlled Property has been recorded or filed in any public records by any Federal, state or local government for costs, penalties, fines or other charges as to such property. All notices, permits, licenses or similar authorizations, if any, required to be obtained or filed in connection with the ownership, operation, or use of the Controlled Property, including without limitation, the past or present generation, treatment, storage, disposal or release of any Hazardous Materials into the environment, have been duly obtained or filed.

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Borrower agrees to indemnify and hold Lender harmless from all liability, loss, cost, damage and expense, including attorney fees and costs of litigation, arising from any and all of its violations of any Environmental Law (including those arising from any lien by any Federal, state or local government arising from the presence of Hazardous Materials) or from the presence of Hazardous Materials located on or emanating from any Controlled Property or Abutting Property whether existing or not existing and whether known or unknown at the time of the execution hereof and regardless of whether or not caused by, or within the control of Borrower. Borrower further agrees to reimburse Lender upon demand for any costs incurred by Lender in connection with the foregoing. Borrower agrees that its obligations hereunder shall be continuous and shall survive the repayment of all debts to Lender and shall continue so long as a valid claim may be lawfully asserted against Lender.

The term "Hazardous Materials" includes but is not limited to any and all substances (whether solid, liquid or gas) defined, listed, or otherwise classified as pollutants, hazardous wastes, hazardous substances, hazardous materials, extremely hazardous wastes, or words of similar meaning or regulatory effect under any present or future Environmental Law or that may have a negative impact on human health or the environment, including but not limited to petroleum and petroleum products, asbestos and asbestos-containing materials, polychlorinated biphenyls, lead, radon, radioactive materials, flammables and explosives.

The term "Environmental Law" means any present and future Federal, state and local laws, statutes, ordinances, rules, regulations and the like, as well as common law, relating to protection of human health or the environment, relating to Hazardous Materials, relating to liability for or costs of remediation or prevention of releases of Hazardous Materials or relating to liability for or costs of other actual or threatened danger to human health or the environment. The term Environmental Law includes, but is not limited to, the following statutes, as amended, any successor thereto, and any regulations promulgated pursuant thereto, and any state or local statutes, ordinances, rules, regulations and the like addressing similar issues: the Comprehensive Environmental Response, Compensation and Liability Act; the Emergency Planning and Community Right-to-Know Act; the Hazardous Materials Transportation Act; the Resource Conservation and Recovery Act (including but not limited to Subtitle I relating to underground storage tanks); the Solid Waste Disposal Act; the Clean Water Act; the Clean Air Act; the Toxic Substances Control Act; the Safe Drinking Water Act; the Occupational Safety and Health Act; the Federal Water Pollution Control Act; the Federal Insecticide, Fungicide and Rodenticide Act; the Endangered Species Act; the National Environmental Policy Act; and the River and Harbors Appropriation Act.

4. AFFIRMATIVE COVENANTS

4.1	Payments and Performance. Borrower will duly and punctually pay all Obligations becoming due to Lender and will duly and punctually perform all Obligations on its part to be done or performed under this Agreement.

4.2	Books and Records; Inspection. Borrower will at all times keep proper books of account in which full, true and correct entries will be made of its transactions in accordance with generally accepted accounting principles, consistently applied and which are, in the opinion of a Certified Public Accountant acceptable to Lender, adequate to determine fairly the financial condition and the results of operations of Borrower. Borrower will at all reasonable times make its books and records available in its offices for inspection, examination and duplication by Lender and Lender's representatives and will permit inspection of all of its properties by Lender and Lender's representatives. Borrower will from time to time furnish Lender with such information and statements as Lender may request in its sole discretion with respect to the Obligations.

4.3	Financial Statements. Borrower will furnish to Lender:

(A)	from time to time, such financial data and information about Borrower as Lender may reasonably request; and
(B)	any financial data and information about any guarantors of the Obligations as Lender may reasonably request.

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4.4	Conduct of Business. The Borrower will maintain its existence in good standing and comply with all laws and regulations of the United States and of any state or states thereof and of any political subdivision thereof, and of any governmental authority which may be applicable to it or to its business; provided that this covenant shall not apply to any tax, assessment or charge which is being contested in good faith and with respect to which reserves have been established and are being maintained.

4.5	Contact with Accountant. The Borrower hereby authorizes Lender to directly contact and communicate with any accountant employed by Borrower in connection with the review and/or maintenance of Borrower's books and records or preparation of any financial reports delivered by or at the request of Borrower to Lender.

4.6	Taxes. Borrower will promptly pay, or cause to be paid, all real and personal property taxes, assessments and charges and all franchise, income, unemployment, retirement benefits, withholding, sales and other taxes assessed against it or payable by it before delinquent, including any real property taxes, property owner or home owner association charges, or any other property charges against property securing a guarantor's guaranty of the Obligations; provided that this covenant shall not apply to any tax assessment or charge which is being contested in good faith and with respect to which reserves have been established and are being maintained.

4.7	Maintenance. Borrower will keep and maintain its properties, if any, in good repair, working order and condition. Borrower will immediately notify Lender of any loss or damage to or any occurrence which would adversely affect the value of any such property.

4.8	Insurance. Borrower will maintain in force property and casualty insurance on any property of the Borrower, if any, against risks customarily insured against by companies engaged in businesses similar to that of the Borrower containing such terms and written by such companies as may be satisfactory to Lender, such insurance to be payable to Lender as its interest may appear in the event of loss and to name Lender as insured pursuant to a standard loss payee clause; no loss shall be adjusted thereunder without Lender's approval; and all such policies shall provide that they may not be canceled without first giving at least thirty (30) days written notice of cancellation to Lender. In the event that the Borrower fails to provide evidence of such insurance, Lender may, at its option, secure such insurance and charge the cost thereof to the Borrower. At the option of Lender, all insurance proceeds received from any loss or damage to any property shall be applied either to the replacement or repair thereof or as a payment on account of the Obligations. From and after the occurrence of an Event of Default, Lender is authorized to cancel any insurance maintained hereunder and apply any returned or unearned premiums, all of which are hereby assigned to Lender, as a payment on account of the Obligations.

4.9	Notification of Default. Immediately upon becoming aware of the existence of any condition or event which constitutes an Event of Default, or any condition or event which would upon notice or lapse of time, or both, constitute an Event of Default, the Borrower shall give Lender written notice thereof specifying the nature and duration thereof and the action being or proposed to be taken with respect thereto.

4.10	Notification of Material Litigation. Borrower will immediately notify Lender in writing of any litigation or of any investigative proceedings of a governmental agency or authority commenced or threatened against it which would or might be materially adverse to the financial condition of Borrower or any guarantor of the Obligations.

4.11	Pension Plans. With respect to any pension or benefit plan maintained by Borrower, or to which Borrower contributes ("Plan"), the benefits under which are guaranteed, in whole or in part, by the Pension Benefit Guaranty Corporation created by the Employee Retirement Income Security Act of 1974, P.L. 93-406, as amended ("ERISA") or any governmental authority succeeding to any or all of the functions of the Pension Benefit Guaranty Corporation ("Pension Benefit Guaranty Corporation"), Borrower will (a) fund each Plan as required by the provisions of Section 412 of the Internal Revenue Code of 1986, as amended; (b) cause each Plan to pay all benefits when due; (c) furnish Lender (i) promptly with a copy of any notice of each Plan's termination sent to the Pension Benefit Guaranty Corporation (ii) no later than the date of submission to the Department of Labor or to the Internal Revenue Service, as the case may be, a copy of any request for waiver from the funding standards or extension of the amortization periods required by Section 412 of the Internal Revenue Code of 1986, as amended and (iii) notice of any Reportable Event as such term is defined in ERISA; and (d) subscribe to any contingent liability insurance provided by the Pension Benefit Guaranty Corporation to protect against employer liability upon termination of a guaranteed pension plan, if available to Borrower.

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5. NEGATIVE COVENANTS

5.1	Sale of Interest. There shall not be any sale or transfer of ownership of any interest in the Borrower without Lender's prior written consent unless such transfer shall not result in change in control of Borrower.

5.2	Merger or Division. Borrower shall not divide, merge or consolidate or be divided, merged or consolidated with or into any other entity.

5.3	Sale of Assets. The Borrower shall not sell, lease or otherwise dispose of any of its assets, except in the ordinary and usual course of business and except for the purpose of replacing machinery, equipment or other personal property which, as a consequence of wear, duplication or obsolescence, is no longer used or necessary in the Borrower's business, provided that fair consideration is received therefor; provided, however, in no event shall the Borrower sell, lease or otherwise dispose of any equipment purchased with the proceeds of any loans made by Lender.

5.4	Change of Name, etc. Borrower shall not change its legal name or the State or the type of its formation, without giving Lender at least 30 days prior written notice thereof.

6. DEFAULT

6.1	Default. "Event of Default" shall mean the occurrence of one or more of any of the following events:

(A)	default of any liability, obligation, covenant or undertaking of the Borrower or any guarantor of the Obligations to Lender, hereunder or otherwise, including, without limitation, failure to pay in full and when due any installment of principal or interest or default of the Borrower or any guarantor of the Obligations under any other Loan Document or any other agreement with Lender;
(B)	failure of the Borrower or any guarantor of the Obligations to maintain aggregate collateral security value satisfactory to Lender;
(C)	default of any material liability, obligation or undertaking of the Borrower or any guarantor of the Obligations to any other party;
(D)	if any statement, representation or warranty heretofore, now or hereafter made by the Borrower or any guarantor of the Obligations in connection with this Agreement or in any supporting financial statement of the Borrower or any guarantor of the Obligations shall be determined by Lender to have been false or misleading in any material respect when made;
(E)	if the Borrower or any guarantor of the Obligations is a corporation, trust, partnership or limited liability company, the liquidation, termination or dissolution of any such organization, or the division, merger or consolidation of such organization into another entity, or its ceasing to carry on actively its present business or the appointment of a receiver for its property;
(F)	the death of the Borrower or any guarantor of the Obligations, and, if the Borrower or any guarantor of the Obligations, is a partnership or limited liability company, the death of any partner or member;
(G)	the institution by or against the Borrower or any guarantor of the Obligations of any proceedings under the Bankruptcy Code 11 USC §101 et seq. or any other law in which the Borrower or any guarantor of the Obligations is alleged to be insolvent or unable to pay its debts as they mature, or the making by the Borrower or any guarantor of the Obligations of an assignment for the benefit of creditors or the granting by the Borrower or any guarantor of the Obligations of a trust mortgage for the benefit of creditors;

(H)	the service upon Lender of a writ in which Lender is named as trustee of the Borrower or any guarantor of the Obligations;
(I)	a judgment or judgments for the payment of money shall be rendered against the Borrower or any guarantor of the Obligations, and any such judgment shall remain unsatisfied and in effect for any period of thirty (30) consecutive days without a stay of execution;
(J)	any levy, lien (including mechanics lien) except as permitted under the Loan Documents, seizure, attachment, execution or similar process shall be issued or levied on any of the property of the Borrower or any guarantor of the Obligations;
(K)	the termination or revocation of any guaranty of the Obligations; or
(L)	the occurrence of such a change in the condition or affairs (financial or otherwise) of the Borrower or any guarantor of the Obligations, or the occurrence of any other event or circumstance, such that Lender, in its sole discretion, deems that it is insecure or that the prospects for timely or full payment or performance of any obligation of the Borrower or any guarantor of the Obligations to Lender has been or may be impaired.

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6.2	Acceleration. If an Event of Default shall occur, at the election of Lender, all Obligations shall become immediately due and payable without notice or demand, except with respect to Obligations payable on DEMAND, which shall be due and payable on DEMAND, whether or not an Event of Default has occurred.

6.3	Nonexclusive Remedies. All of Lender's rights and remedies not only under the provisions of this Agreement but also under any other agreement or transaction shall be cumulative and not alternative or exclusive, and may be exercised by Lender at such time or times and in such order of preference as Lender in its sole discretion may determine.

7. MISCELLANEOUS

7.1	Waivers. The Borrower waives notice of intent to accelerate, notice of acceleration, notice of nonpayment, demand, presentment, protest or notice of protest of the Obligations, and all other notices, consents to any renewals or extensions of time of payment thereof, and generally waives any and all suretyship defenses and defenses in the nature thereof. Borrower further waives any and all rights and defenses that Borrower may have because the underlying debt is secured by real property: this means, among other things, that: (1) Lender may collect from Borrower without first foreclosing on any real or personal property collateral pledged by the underlying debtor; and (2) if Lender forecloses on any real property collateral pledged by the underlying debtor, then (A) the amount of the debt may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price, and (B) Lender may collect from Borrower even if Lender, by foreclosing on the real property collateral, has destroyed any right Borrower may have to collect from the underlying debtor. The foregoing sentence is an unconditional and irrevocable waiver of any rights and defenses Borrower may have because the underlying debt is secured by real property. These rights and defenses being waived by the Borrower include, but are not limited to, any rights or defenses based upon Section 580a, 580b, 580d or 726 of the California Code of Civil Procedure. Without limiting the generality of the foregoing or any other provision hereof, the Borrower further expressly waives to the extent permitted by law any and all rights and defenses, including without limitation any rights of subrogation, reimbursement, indemnification and contribution, which might otherwise be available to Borrower under California Civil Code Sections 2822, 2787 to 2855, inclusive, 2899 and 3433, or under California Code of Civil Procedure Sections 580a, 580b, 580d and 726, or any such section.

7.2	Waiver of Homestead. To the maximum extent permitted under applicable law, the Borrower hereby waives and terminates any homestead rights and/or exemptions respecting any of its property under the provisions of any applicable homestead laws, including without limitation, California Code of Civil Procedure Sections 704-710 et seq.

7.3	Deposit Collateral. The Borrower hereby grants to Lender a continuing lien and security interest in any and all deposits or other sums at any time credited by or due from Lender to the Borrower and any cash, securities, instruments or other property of the Borrower in the possession of Lender, whether for safekeeping or otherwise, or in transit to or from Lender (regardless of the reason Lender had received the same or whether Lender has conditionally released the same) as security for the full and punctual payment and performance of all of the liabilities and obligations of the Borrower to Lender and such deposits and other sums may be applied against such liabilities and obligations of the Borrower to Lender at any time, whether or not such are then due, whether or not demand has been made and whether or not other collateral is then available to Lender.

7.4	Indemnification. The Borrower shall indemnify, defend and hold Lender and its directors, officers, employees, agents and attorneys (each an "Indemnitee") harmless of and from any claim brought or threatened against any Indemnitee by the Borrower, any guarantor or endorser of the Obligations, or any other person (as well as from reasonable attorneys' fees and expenses in connection therewith) on account of Lender's relationship with the Borrower, or any guarantor or endorser of the Obligations (each of which may be defended, compromised, settled or pursued by Lender with counsel of Lender's election, but at the expense of the Borrower), except for any claim arising out of the gross negligence or willful misconduct of Lender. The within indemnification shall survive payment of the Obligations, and/or any termination, release or discharge executed by Lender in favor of the Borrower.

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7.5	Costs and Expenses. The Borrower shall pay to Lender on demand any and all costs and expenses (including, without limitation, reasonable attorneys' fees and disbursements, court costs, litigation and other expenses) incurred or paid by Lender in establishing, maintaining, protecting or enforcing any of Lender's rights or the Obligations, including, without limitation, any and all such costs and expenses incurred or paid by Lender in defending Lender's security interest in, title or right to any collateral or in collecting or attempting to collect or enforcing or attempting to enforce payment of any Obligation.

7.6	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which shall constitute but one agreement.

7.7	Severability. If any provision of this Agreement or portion of such provision or the application thereof to any person or circumstance shall to any extent be held invalid or unenforceable, the remainder of this Agreement (or the remainder of such provision) and the application thereof to other persons or circumstances shall not be affected thereby.

7.8	Complete Agreement. This Agreement and the other Loan Documents constitute the entire agreement and understanding between and among the parties hereto relating to the subject matter hereof, and supersedes all prior proposals, negotiations, agreements and understandings among the parties hereto with respect to such subject matter.

7.9	Binding Effect of Agreement. This Agreement shall be binding upon and inure to the benefit of the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto, and shall remain in full force and effect (and Lender shall be entitled to rely thereon) until released in writing by Lender. Lender may transfer and assign this Agreement and deliver it to the assignee, who shall thereupon have all of the rights of Lender; and Lender shall then be relieved and discharged of any responsibility or liability with respect to this Agreement. The Borrower may not assign or transfer any of its rights or obligations under this Agreement. Except as expressly provided herein or in the other Loan Documents, nothing, expressed or implied, is intended to confer upon any party, other than the parties hereto, any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

7.10	Further Assurances. Borrower will from time to time execute and deliver to Lender such documents, and take or cause to be taken, all such other or further action, as Lender may request in order to effect and confirm or vest more securely in Lender all rights contemplated by this Agreement and the other Loan Documents (including, without limitation, to correct clerical errors) or to comply with applicable statute or law.

7.11	Amendments and Waivers. This Agreement may be amended and Borrower may take any action herein prohibited, or omit to perform any act herein required to be performed by it, if Borrower shall obtain Lender's prior written consent to each such amendment, action or omission to act. No course of dealing and no delay or omission on the part of Lender in exercising any right hereunder shall operate as a waiver of such right or any other right and waiver on any one or more occasions shall not be construed as a bar to or waiver of any right or remedy of Lender on any future occasion.

7.12	Terms of Agreement. This Agreement shall continue in full force and effect so long as any Obligations or obligation of Borrower to Lender shall be outstanding, or Lender shall have any obligation to extend any financial accommodation hereunder, and is supplementary to each and every other agreement between Borrower and Lender and shall not be so construed as to limit or otherwise derogate from any of the rights or remedies of Lender or any of the liabilities, obligations or undertakings of Borrower under any such agreement, nor shall any contemporaneous or subsequent agreement between Borrower and Lender be construed to limit or otherwise derogate from any of the rights or remedies of Lender or any of the liabilities, obligations or undertakings of Borrower hereunder, unless such other agreement specifically refers to this Agreement and expressly so provides.

7.13	Notices. Any notices under or pursuant to this Agreement shall be deemed duly received and effective if delivered in hand to any officer or agent of the Borrower or Lender, or if mailed by registered or certified mail, return receipt requested, addressed to the Borrower or Lender at the address set forth in this Agreement or as any party may from time to time designate by written notice to the other party.

7.14	Governing Law. This Agreement shall be governed by the laws of the State of California.

7.15	Reproductions. This Agreement and all documents which have been or may be hereinafter furnished by Borrower to Lender may be reproduced by Lender by any photographic, photostatic, microfilm, xerographic or similar process, and any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made in the regular course of business).

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7.16	Jurisdiction and Venue. Borrower irrevocably submits to the nonexclusive jurisdiction of any Federal or state court sitting in California, over any suit, action or proceeding arising out of or relating to this Agreement. Borrower irrevocably waives, to the fullest extent it may effectively do so under applicable law, any objection it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that the same has been brought in an inconvenient forum.

Borrower hereby consents to any and all process which may be served in any such suit, action or proceeding, (i) by mailing a copy thereof by registered and certified mail, postage prepaid, return receipt requested, to the Borrower's address shown in this Agreement or as notified to Lender or (ii) by serving the same upon the Borrower in any other manner otherwise permitted by law, and agrees that such service shall in every respect be deemed effective service upon the Borrower.

7.17	JURY WAIVER. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, THE BORROWER AND LENDER EACH HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY, AND AFTER AN OPPORTUNITY TO CONSULT WITH LEGAL COUNSEL, (A) WAIVE ANY AND ALL RIGHTS TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING IN CONNECTION WITH THIS AGREEMENT, THE OBLIGATIONS, ALL MATTERS CONTEMPLATED HEREBY AND DOCUMENTS EXECUTED IN CONNECTION HEREWITH AND (B) AGREE NOT TO SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE, OR HAS NOT BEEN, WAIVED. THE BORROWER CERTIFIES THAT NEITHER LENDER NOR ANY OF ITS REPRESENTATIVES, AGENTS OR COUNSEL HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT LENDER WOULD NOT IN THE EVENT OF ANY SUCH PROCEEDING SEEK TO ENFORCE THIS WAIVER OF RIGHT TO TRIAL BY JURY.

7.18	Civil Code Section 2822. In the event that at any time, a surety is liable upon only a portion of Borrower's obligations under the Loan Documents and Borrower provides partial satisfaction of any such obligation(s), the Borrower hereby waives any right it would otherwise have, under Section 2822 of the California Civil Code, to designate the portion of the obligations to be satisfied. The designation of the portion of the obligation to be satisfied shall, to the extent not expressly made by the terms of the Loan Documents, be made by Lender rather than Borrower.

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Signatures

Executed as of August 8, 2022.

Borrower

CALTIER FUND I LP
a Delaware limited partnership

CALTIER, INC.
a Delaware corporation, General Partner

/s/ Parker Smith	8/11/2022
Parker Smith	Date
Chief Financial Officer

/s/ Matt Belcher	8/11/22
Matt Belcher	Date
Chief Executive Officer

Velocity Commercial Capital, LLC
a California Limited Liability Company

/s/ T. Baumb	8/16/22
Date

Loan Agreement-Commercial © 2020 Wolters Kluwer Financial Services, Inc. All rights reserved.	09/2020 Page 9 of 9

Term Note

Loan No. 6723108386

August 8, 2022

$600,000.00

1. Promise to Pay

For value received, the undersigned, CALTIER FUND I LP, a Delaware limited partnership, with an address of 6540 Lusk Boulevard, San Diego, CA 92121 (the "Borrower"), promises to pay to the order of Velocity Commercial Capital, LLC, a California Limited Liability Company, with an address of 30699 Russell Ranch Road, Suite 295, Westlake Village, CA 91362 (together with its successors and assigns, the "Lender"), the principal amount of Six hundred thousand and 00/100 dollars ($600,000.00) on or before September 1, 2052 (the "Maturity Date"), as set forth below, together with interest from the date hereof on the unpaid principal balance from time to time outstanding until paid in full. The Borrower shall pay consecutive monthly installments of principal and interest, as follows: $5,205.67 commencing on October 1, 2022, and the same amount (except the last installment which shall be the unpaid balance) on the 1st day of each month thereafter. The aggregate principal balance outstanding shall bear interest thereon at a per annum rate equal to 9.865%.

2. Amortization Period

The calculation of the payment amount is based on a 360 month amortization period.

3. Payment Delivery; Interest Accrual Basis

Principal and interest shall be payable at Lender's main office or at such other place as Lender may designate in writing in immediately available funds in lawful money of the United States of America without set-off, deduction or counterclaim. Interest shall be calculated monthly on the basis of a 360-day year based on twelve (12) thirty (30) day months except that interest due and payable for a period of less than a full month shall be calculated by multiplying the actual number of days elapsed in such period by a daily rate based on said 360-day year.

4. Prepayment Charge

This Note may be prepaid in whole or in part upon thirty (30) days prior written notice to Lender. In the event of any prepayment of this Note at any time through September 1, 2027 (the "Prepayment Charge Expiration Date") whether by voluntary prepayment, acceleration or otherwise, the Borrower shall, at the option of Lender, pay a "fixed rate prepayment charge" equal to the product of (a) the principal amount so prepaid and (b) the percentage set forth in the table below for any prepayment made during the indicated period. No Prepayment Premium will be due if (a) prior to the Prepayment Charge Expiration Date, a prepayment amount received plus all other prepayment amounts received in the most recent 12 months is not greater than 20% of the Principal Amount of the Note, or (b) a prepayment is made in whole or in part after the Prepayment Charge Expiration Date.

For all purposes including the accrual of interest, any prepayment received by Lender on any day other than the last calendar day of the month shall be deemed to have been received on the last calendar day of the month.

Period	Percentage
August 8, 2022 - September 1, 2023	5%
October 1, 2023 - September 1, 2024	4%
October 1, 2024 - September 1, 2025	3%
October 1, 2025 - September 1, 2026	2%
October 1, 2026 - September 1, 2027	1%

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After the last period indicated in the above table this Note may be prepaid in whole or in part without any prepayment charge.

If the maturity of this Note is accelerated by Lender because of the occurrence of an event of default, the resulting acceleration shall be deemed to be an election on the part of the Borrower to prepay this Note. Accordingly, there shall be added to the amount due after an event of default and resulting acceleration, the fixed rate prepayment charge, calculated as shown below and using as the prepayment date the date on which any tender of payment is made, and the Borrower agrees to pay the same.

The Borrower, by its signature below, hereby expressly (i) waives any rights it may have under California Civil Code Section 2954.10 to prepay this Note, in whole or in part, without penalty, upon acceleration of the maturity date, and (ii) agrees that if, for any reason, a prepayment of all or any portion of the principal amount of this Note is made upon or following any acceleration of the maturity date by Lender on account of any event of default by the Borrower, then the Borrower shall be obligated to pay concurrently with such prepayment the fixed rate prepayment charge specified in the foregoing paragraphs. By signing this provision in the space provided below, the Borrower hereby declares that Lender's agreement to make the loan evidenced by this Note constitutes adequate consideration, given individual weight by the Borrower, for this waiver and agreement.

Borrower

CALTIER FUND I LP

a Delaware limited partnership

CALTIER, INC.
a Delaware corporation, General Partner

/s/ Parker Smith	8/11/2022
Parker Smith	Date
Chief Financial Officer

/s/ Matt Belcher	8/11/22
Matt Belcher	Date
Chief Executive Officer

5. Default

At the option of Lender, this Note shall become immediately due and payable without notice or demand upon the occurrence at any time of any of the following events of default (each, an "Event of Default"): (1) default of any liability, obligation, covenant or undertaking of the Borrower or any guarantor hereof to Lender, hereunder or otherwise, including, without limitation, failure to pay in full and when due any installment of principal or interest or default of the Borrower or any guarantor hereof under any other loan document delivered by the Borrower or any guarantor, or in connection with the loan evidenced by this Note or any other agreement by the Borrower or any guarantor with Lender; (2) failure of the Borrower or any guarantor hereof to maintain aggregate collateral security value satisfactory to Lender; (3) default of any material liability, obligation or undertaking of the Borrower or any guarantor hereof to any other party; (4) if any statement, representation or warranty heretofore, now or hereafter made by the Borrower or any guarantor hereof in connection with the loan evidenced by this Note or in any supporting financial statement of the Borrower or any guarantor hereof shall be determined by Lender to have been false or misleading in any material respect when made; (5) if the Borrower or any guarantor hereof is a corporation, trust, partnership or limited liability company, the liquidation, termination or dissolution of any such organization, or the division, merger or consolidation of such organization into another entity, or its ceasing to carry on actively its present business or the appointment of a receiver for its property; (6) the death of the Borrower or any guarantor hereof and, if the Borrower or any guarantor hereof is a partnership or limited liability company, the death of any partner or member; (7) the institution by or against the Borrower or any guarantor hereof of any proceedings under the Bankruptcy Code 11 USC §101 et seq. or any other law in which the Borrower or any guarantor hereof is alleged to be insolvent or unable to pay its debts as they mature, or the making by the Borrower or any guarantor hereof of an assignment for the benefit of creditors or the granting by the Borrower or any guarantor hereof of a trust mortgage for the benefit of creditors; (8) the service upon Lender of a writ in which Lender is named as trustee of the Borrower or any guarantor hereof; (9) a judgment or judgments for the payment of money shall be rendered against the Borrower or any guarantor hereof, and any such judgment shall remain unsatisfied and in effect for any period of thirty (30) consecutive days without a stay of execution; (10) any levy, lien (including mechanics lien) except as permitted under any of the other loan documents between Lender and the Borrower, seizure, attachment, execution or similar process shall be issued or levied on any of the property of the Borrower or any guarantor hereof; (11) the termination or revocation of any guaranty hereof; (12) the occurrence of such a change in the condition or affairs (financial or otherwise) of the Borrower or any guarantor hereof; or (13) the occurrence of any other event or circumstance, such that Lender, in its sole discretion, deems that it is insecure or that the prospects for timely or full payment or performance of any obligation of the Borrower or any guarantor hereof to Lender has been or may be impaired.

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6. How Payments Are Applied

Notwithstanding the foregoing, any payments received after the occurrence and during the continuance of an Event of Default shall be applied in such manner as Lender may determine. The Borrower hereby authorizes Lender to charge any deposit account which the Borrower may maintain with Lender for any payment required hereunder without prior notice to the Borrower.

7. Interest Rate Not To Exceed Legal Limit

If pursuant to the terms of this Note, the Borrower is at any time obligated to pay interest on the principal balance at a rate in excess of the maximum interest rate permitted by applicable law for the loan evidenced by this Note, the applicable interest rate shall be immediately reduced to such maximum rate and all previous payments in excess of the maximum rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder.

More specifically, if from any circumstances whatsoever, fulfillment of any provision of this Note or any other loan document executed and delivered in connection with this Note, at the time performance of such provision becomes due, would exceed the limit on interest then permitted by any applicable usury statute or any other applicable law, Lender may, at its option (a) reduce the obligations to be fulfilled to such limit on interest, or (b) apply the amount in excess of such limit on interest to the reduction of the outstanding principal balance of the obligations, and not to the payment of interest, with the same force and effect as though Borrower had specifically designated such sums to be so applied to principal and Lender had agreed to accept such extra payments(s) as a premium-free prepayment, so that in no event shall any exaction be possible under this Note or any other loan document that is in excess of the applicable limit on interest. It is the intention of Borrower and Lender that the total liability for payments in the nature of interest shall not exceed the limits imposed by any applicable state or federal interest rate laws. The provisions of this paragraph shall control every other provision of this Note, and any provision of any other loan document in conflict with this paragraph.

8. Business/Commercial Purpose

The Borrower represents to Lender that the proceeds of this Note will not be used for personal, family or household purposes or for the purpose of purchasing or carrying margin stock or margin securities within the meaning of Regulations U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 221 and 224.

9. Lien and Setoff

The Borrower grants to Lender a continuing lien on and security interest in any and all deposits or other sums at any time credited by or due from Lender to the Borrower and any cash, securities, instruments or other property of the Borrower in the possession of Lender, whether for safekeeping or otherwise, or in transit to or from Lender (regardless of the reason Lender had received the same or whether Lender has conditionally released the same) as security for the full and punctual payment and performance of all of the liabilities and obligations of the Borrower to Lender and such deposits and other sums may be applied or set off against such liabilities and obligations of the Borrower to Lender at any time, whether or not such are then due, whether or not demand has been made and whether or not other collateral is then available to Lender.

10. Waivers

No delay or omission on the part of Lender in exercising any right hereunder shall operate as a waiver of such right or of any other right of Lender, nor shall any delay, omission or waiver on any one occasion be deemed a bar to or waiver of the same or any other right on any future occasion. The Borrower and any other party obligated on account of this Note by contract, by operation of law or otherwise (the Borrower and each Borrower, if more than one, and each such other party, an "Obligor") regardless of the time, order or place of signing, waive presentment, demand, protest, notice of intent to accelerate, notice of acceleration and all other notices of every kind in connection with the delivery, acceptance, performance or enforcement of this Note and assent to any extension or postponement of the time of payment or any other indulgence, to any substitution, exchange or release of collateral, and to the addition or release of any other party or person primarily or secondarily liable and waive all recourse to suretyship and guarantor defenses generally, including any defense based on impairment of collateral. To the maximum extent permitted by law, the Borrower waives and terminates any homestead rights and/or exemptions respecting any premises under the provisions of any applicable homestead laws, including without limitation, California Code of Civil Procedure Sections 704-710 et seq.

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The Borrower and each Obligor hereby waive presentment, demand, protest, notice of dishonor, notice of protest and all other notices and demands of every kind, and all suretyship defenses of any kind, in each case that would otherwise be available in connection with this Note including, without limitation, any right (whether now or hereafter existing) to require the holder hereof to first proceed against the Borrower, or any other party obligated on account of this Note, for any security.

In the event that at any time, a surety is liable upon only a portion of the Borrower's or any Obligor's obligations under this Note and the Borrower provides partial satisfaction of any such obligation(s), each of the Borrower and each Obligor hereof, if any, hereby waives any right it would otherwise have, under Section 2822 of the California Civil Code, to designate the portion of the obligations to be satisfied. The designation of the portion of the obligation to be satisfied shall, to the extent not expressly made by the terms of this Note, be made by Lender rather than Borrower.

11. Indemnification

The Borrower shall indemnify, defend and hold Lender and its directors, officers, employees, agents and attorneys (each an "Indemnitee") harmless against any claim brought or threatened against any Indemnitee by the Borrower or by any other person (as well as from attorneys' reasonable fees and expenses in connection therewith) on account of Lender's relationship with the Borrower (each of which may be defended, compromised, settled or pursued by Lender with counsel of Lender's selection, but at the expense of the Borrower), except for any claim arising out of the gross negligence or willful misconduct of Lender.

12. Costs and Expenses, Default Rate, Late Charge

The Borrower agrees to pay, upon demand, costs of collection of all amounts under this Note including, without limitation, principal and interest, or in connection with the enforcement of, or realization on, any security for this Note, including, without limitation, to the extent permitted by applicable law, reasonable attorneys' fees and expenses. Upon the occurrence and during the continuance of an Event of Default, interest shall accrue at a rate per annum equal to the aggregate of 4% plus the rate provided for herein. If any payment due under this Note is unpaid for 10 days or more, the Borrower shall pay, in addition to any other sums due under this Note (and without limiting Lender's other remedies on account thereof), a late charge equal to 5% of such unpaid amount.

13. Binding Effect, Joint and Several Liability, Complete Agreement

This Note shall be binding upon the Borrower and upon its heirs, successors, assigns and legal representatives, and shall inure to the benefit of Lender and its successors, endorsees and assigns.

The liabilities of the Borrower and each Borrower, if more than one, and any Obligor are joint and several; provided, however, the release by Lender of the Borrower or any one or more Obligors shall not release any other person obligated on account of this Note. Any and all present and future debts of the Borrower to any Obligor are subordinated to the full payment and performance of all present and future debts and obligations of the Borrower to Lender. Each reference in this Note to the Borrower and each Borrower, if more than one, and Obligor, is to such person individually and also to all such persons jointly. No person obligated on account of this Note may seek contribution from any other person also obligated, unless and until all liabilities, obligations and indebtedness to Lender of the person from whom contribution is sought have been irrevocably satisfied in full. The release or compromise by Lender of any collateral shall not release any person obligated on account of this Note.

The Borrower authorizes Lender to complete this Note if delivered incomplete in any respect. A photographic or other reproduction of this Note may be made by Lender, and any such reproduction shall be admissible in evidence with the same effect as the original itself in any judicial or administrative proceeding, whether or not the original is in existence.

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14. Further Assurances

The Borrower will from time to time execute and deliver to Lender such documents, and take or cause to be taken, all such other further action, as Lender may request in order to effect and confirm or vest more securely in Lender all rights contemplated by this Note or any other loan documents related thereto (including, without limitation, to correct clerical errors) or to vest more fully in or assure to Lender the security interest in any collateral securing this Note or to comply with applicable statute or law.

15. Governing Law

This Note shall be governed by the laws of the State of California.

16. Section Headings

Section headings are for reference only and are not intended to affect the interpretation of the provisions of this Note.

17. Notices

Any notices under or pursuant to this Note shall be deemed duly received and effective if delivered in hand to any officer or agent of the Borrower or Bank, or if mailed by registered or certified mail, return receipt requested, addressed to the Borrower or Bank at the address set forth in this Note or as any party may from time to time designate by written notice to the other party.

18. Jurisdiction and Venue

The Borrower irrevocably submits to the nonexclusive jurisdiction of any Federal or state court sitting in California, over any suit, action or proceeding arising out of or relating to this Note. The Borrower irrevocably waives, to the fullest extent it may effectively do so under applicable law, any objection it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that the same has been brought in an inconvenient forum. The Borrower hereby consents to any and all process which may be served in any such suit, action or proceeding, (i) by mailing a copy thereof by registered and certified mail, postage prepaid, return receipt requested, to the Borrower's, address shown in the records of Lender or (ii) by serving the same upon the Borrower(s) in any other manner otherwise permitted by law, and agrees that such service shall in every respect be deemed effective service upon the Borrower.

19. Waiver of Jury Trial

TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, THE BORROWER AND LENDER EACH HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY, AND AFTER AN OPPORTUNITY TO CONSULT WITH LEGAL COUNSEL, (A) WAIVES ANY AND ALL RIGHTS TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING IN CONNECTION WITH THIS NOTE, ANY OF THE OBLIGATIONS OF THE BORROWER TO LENDER, AND ALL MATTERS CONTEMPLATED HEREBY AND DOCUMENTS EXECUTED IN CONNECTION HEREWITH AND (B) AGREES NOT TO SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CAN NOT BE, OR HAS NOT BEEN, WAIVED. THE BORROWER AND LENDER EACH CERTIFIES THAT NEITHER LENDER NOR ANY OF ITS REPRESENTATIVES, AGENTS OR COUNSEL HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT LENDER WOULD NOT IN THE EVENT OF ANY SUCH PROCEEDING SEEK TO ENFORCE THIS WAIVER OF RIGHT TO TRIAL BY JURY.

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SIGNATURES

Executed as of August 8, 2022.

Borrower

CALTIER FUND I LP
a Delaware limited partnership

CALTIER, INC.
a Delaware corporation, General Partner

/s/ Parker Smith	8/11/2022
Parker Smith	Date
Chief Financial Officer

/s/ Matt Belcher	8/11/2022
Matt Belcher	Date
Chief Executive Officer

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